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                                                                      EXHIBIT 21


                                PHOTOWORKS, INC.

                              LIST OF SUBSIDIARIES
                           (as of September 30, 2000)


Seattle FilmWorks Manufacturing Company, a Washington corporation

OptiColor, Inc., a Washington corporation

FilmWorks Express, Inc., a Washington Corporation